UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On April 30, 2015, Trian Fund Management, L.P. issued the following press release:

PROXY ADVISORY FIRM GLASS LEWIS JOINS ISS IN RECOMMENDING DUPONT
STOCKHOLDERS VOTE ON TRIAN’S GOLD PROXY CARD FOR NELSON PELTZ

Both Leading Independent Proxy Advisory Firms Now Recommend

Stockholders Vote on Trian’s GOLD Proxy Card

Trian Urges Stockholders to Vote GOLD for All FOUR of its Highly Qualified Nominees

NEW YORK, April 30, 2015 – Trian Fund Management, L.P., one of the largest stockholders of E. I. du Pont de Nemours and Company (NYSE: DD), which currently beneficially owns approximately 24.6 million DuPont shares valued at approximately $1.8 billion, today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), one of the nation’s leading independent proxy advisory firms, has recommended that DuPont stockholders vote the GOLD proxy card FOR Trian nominee Nelson Peltz at DuPont’s Annual Meeting on May 13, 2015. Glass Lewis’ recommendation follows one issued earlier this week by the other leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), to vote on the GOLD proxy card FOR Trian’s nominees Nelson Peltz and John H. Myers.

Nelson Peltz, Chief Executive Officer and a Founding Partner of Trian, said, “We are very pleased that the two leading proxy advisory firms, ISS and Glass Lewis, have recognized that change is warranted at DuPont, and that Trian brings the ownership mentality necessary to address the Company’s underperformance and drive meaningful change and value creation. We urge stockholders to vote the GOLD proxy card today to elect all four of Trian’s nominees, whom we believe are needed in the DuPont boardroom to provide fresh perspectives and enact change. If elected, Trian’s nominees pledge to work constructively with management and the Board to increase accountability in the boardroom, improve effectiveness of the Board’s oversight role, and make DuPont GREAT again for the benefit of all stockholders.”

In making its recommendation, Glass Lewis recognized the “need for further change on the DuPont board,” and noted:*

•	“Owing to Trian’s $1.8 billion at stake, Mr. Peltz is uniquely qualified, perhaps more than any other director nominee this year, to promote an ownership mentality that comes from a large and more direct financial interest in the Company. We also note that his addition may help restore any credibility lost in the eyes of investors following the CEO’s recent stock sales.”

•	“In this case, we believe Trian has identified legitimate concerns at DuPont, primarily related to operational execution and management accountability, which we believe substantiate the Dissident’s central thesis that the Company is not performing to its full potential -- and that significant value may yet be created by further addressing Trian’s ongoing criticisms. In particular, we believe shareholders should be concerned with management’s inability in recent years to meet its own long-term growth targets or its initial earnings guidance in any of the last three years.”

•	“…[W]e believe Mr. Peltz would restore an overriding ownership mentality to the DuPont board, leading to greater accountability in the boardroom and improved effectiveness of the board’s oversight role. Further, giving Mr. Peltz a seat at the board table would help to ensure that DuPont continues to implement the types of value-creating initiatives it has during the two years since Trian invested.”

•	“Overall then, having established a case of less-than-best financial performance and identifying opportunities to further improve operational execution and board oversight, we see a need for further change on the DuPont board. We believe Trian has presented a compelling argument that Mr. Peltz is capable of working constructively with the incumbent nominees during DuPont’s ongoing transformation process in order to drive greater returns for shareholders. Since Trian’s involvement at DuPont, shareholders have already benefited from a number of value-creating initiatives which likely wouldn’t have occurred otherwise to the same extent or as quickly, in our opinion.”

•	“…[W]e believe shareholders should be concerned regarding management’s multi-year pattern of overpromising and underdelivering when it comes to bottom-line profit, as well as the continued inability of management to achieve its long-term EPS growth target. This gives credibility, in our view, to Trian’s larger concern that DuPont continues to struggle with excess costs and operational inefficiencies, as well as slower growth and lower margins than management has anticipated, ultimately resulting in lower EPS.”

Trian urges DuPont stockholders to protect the value of their investment and help make DuPont GREAT again by voting the GOLD proxy card today to elect all four of Trian’s nominees: Nelson Peltz, John H. Myers, Arthur B. Winkleblack, and Robert J. Zatta.

Stockholders can learn more about Trian’s four highly qualified nominees, their views on DuPont, and how they would help drive meaningful change, by visiting www.DuPontCanBeGreat.com to view video excerpts of a presentation Trian recently hosted for DuPont stockholders and analysts. In these clips, Trian’s nominees share their perspectives on DuPont’s track record of underperformance, why a Trian Principal is needed on the DuPont Board, and how, if elected as a minority to the DuPont Board, Trian’s nominees will strive to make DuPont GREAT again.

Every vote is important, no matter how many or how few shares a stockholder owns. If stockholders have questions about how to vote their shares on the GOLD proxy card, or need additional assistance, please contact the firm assisting Trian in the solicitation of proxies:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Call Collect: (212) 929-5500

Call Toll-Free: (800) 322-2885

Email: dupont@mackenziepartners.com

More information about Trian and our director nominees can be found on our website at:

www.DuPontCanBeGreat.com

*Trian has neither sought nor obtained consent from any third party to use previously published information in this press release.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued and under-performing public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic re-direction, more efficient capital allocation and increased focus.

Media Contact:

Anne A. Tarbell

Trian Fund Management, L.P.

(212) 451-3030

atarbell@trianpartners.com

George Sard Sard Verbinnen & Co (212) 687-8080 gsard@SARDVERB.com	Carissa Felger Sard Verbinnen & Co (212) 687-8080 cfelger@SARDVERB.com	Amanda Klein Sard Verbinnen & Co (212) 687-8080 aklein@SARDVERB.com

Investor Contact:

Charlie Koons MacKenzie Partners, Inc. (212) 929-5708 ckoons@mackenziepartners.com	Daniel Burch MacKenzie Partners, Inc. (212) 929-5748 dburch@mackenziepartners.com

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and the investment funds it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to E. I. du Pont de Nemours and Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own, and/or have an economic interest in, shares of the Company. These funds are in the business of trading – buying and selling– securities. It is possible that there will be developments in the future that cause one or more of such funds from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this press release, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this press release, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this press release to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian and the investment funds that it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”) together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of E.I. du Pont de Nemours and Company (the “Company”), including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

###